Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Allied Motion Technologies Inc.

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-149279, 333-155889, 333-170563 and 333-187369) on Form S-8 and in the registration statement (No.333-119090) on Form S-3 of Allied Motion Technologies Inc. of our report dated March 13, 2017, with respect to the consolidated balance sheets of Allied Motion Technologies Inc. and subsidiaries as of December 31, 2016 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2016,which report appears in the December 31, 2016 annual report on Form 10-K of Allied Motion Technologies Inc.

/s/ EKS&H LLP

March 13, 2017

Denver, Colorado